EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporaton by reference in this Form 8-K/A of ZAP filed on or about April 8, 2011 of our report dated April 8, 2011 relating to the combined financial statements of ZAP and Zhejiang Jonway Automobile Co., Ltd. as of and for the years ended December 31, 2010 and 2009.

/s/ Grant Thornton
     Shanghai, PRC

     April 8, 2011